May 22, 2006

Dear Jim,

On behalf of Delta Design, Inc. we are pleased to present this letter of assignment (“Agreement”) effective January 1, 2006, to confirm our offer to you for temporary relocation to the Philippines. Your assignment shall be in accordance with the following terms and conditions for the duration of your stay in the Philippines:

Position/Term

Your job assignment will be in the capacity of President, Delta Design Philippines LLC. This assignment is anticipated to continue for approximately 13 months. Your assignment will be reviewed at the end of the 13 months. However, Delta Design reserves the right to terminate your assignment prematurely if business reasons require us to do so.

Compensation/Benefits

Your base salary will be $16,666.67 per month. Your salary will be reviewed during the normal annual review in accordance with Delta’s policy. Your benefits will include paid vacation, holiday pay for official Philippine holidays, health/dental insurance, and Company-paid life insurance.

Housing Allowance

The Company will provide you with a housing allowance of $1,666.66 per month. The annual lease on your house as well as two months’ deposit has been paid in advance by the Company. Additionally, the annual homeowner’s association dues have been paid. By signing this agreement, you will be responsible to the Company for full repayment of any un-refunded deposit upon the termination of your lease for any damages caused by you.

Expense Reporting

The Company will provide a monthly allowance of $3,750.00 paid to you (as additional salary) in the Philippines to cover among other things, food, household services and maintenance, fuel and incidental expenses, normally reported on an expense report, as reimbursement and settlement of those items incurred in the Philippines, in lieu of the requirement to submit an expense report. This allowance, in lieu of expense report, will be effective on May 1, 2006. Additional expenses incurred, for other business travel and vehicle maintenance must be reported on an expense report and submitted to either the Philippines or San Diego, depending upon which entity the travel benefited.

Household Goods and Maintenance Allowance

The Company will provide you basic furnishings for your house. You are to obtain services necessary to maintain the house. These services should be funded out of the $3,750.00 monthly allowance.

James McFarlane

Auto/Transportation Allowance

You will be provided a company car, purchased by Delta Design, for the value of approximately $25,000.00, to use during your assignment.

Tax Equalization

Under the Company’s tax equalization program for U.S. expatriate employees, you will not pay any more (or less) income taxes than had you remained in the U.S. and not accepted the assignment. The Company along with Ernst & Young LLP, will make a determination as to an appropriate ‘hypothetical tax’ which will be withheld each month from your paycheck. The hypothetical tax will be computed on your base salary and bonus less your 401(k) or other pre-tax contributions, and your actual personal exemptions. You will be entitled to the greater of the itemized deductions as reflected on your federal income tax return as filed, or the IRS standard deduction.

The Company will pay all of your foreign taxes reduced by the foreign earned income exclusions and foreign tax credits claimed on your U.S. federal tax return, under the tax equalization program.

Philippine Taxation

Under Philippine tax laws, you are liable for Philippine income tax on compensation derived from sources within the Philippines and with respect to compensation for personal services, the situs of income is the place where the services are performed, irrespective of the source of funds that will be used to pay the compensation.

Since you will stay for more than 180 days in any one calendar year, you are subject to the graduated rates of 5% to 32% on taxable income. Taxable income means compensation less allowable personal and additional exemptions. The income that must be reported consists of the total compensation you receive in connection with your assignment in the Philippines, regardless of whether that income was fully paid in U.S. dollars or Philippine pesos. Since you will be in the Philippines for more than 180 days, you will be subject to Philippine income tax at the graduated rate.

Philippine Social Tax

Under the law all employees are covered by the Philippine government’s social security program. Local employers are required to withhold social taxes from compensation paid to employees. You will be subject to Philippine social tax on your Philippine compensation.

Tax Assistance

Assistance in preparing your U.S. and foreign income tax returns will be provided at Company expense by Ernst & Young LLP. The fees for a private tax return preparer will not be reimbursed if you elect not to use the Company-provided accounting firm. After completion of your U.S. income tax return, the tax equalization computation will be prepared to settle any differences between your stay-at-home tax and actual taxes paid based on your income tax returns as filed.

James McFarlane

Tax equalization will be determined based on filing your U.S. and foreign income tax returns in the most cost effective manner for the Company. If your actual U.S. and hypothetical tax exceeds your stay-at-home tax (computed at year-end and includes Company source and personal source income), you will be entitled to a tax reimbursement from the Company. If your stay-at-home tax is greater than the hypothetical tax retained and actual U.S. taxes paid, the short fall must be paid to the Company.

Emergency Leave

The Company will pay your travel expenses to return to the U.S. for family emergencies. Travel arrangements will need to be made through Delta, Poway.

Repatriation/Termination

At the conclusion of the assignment, the Company will pay for your return move to the U.S. If you terminate employment while abroad, other than a termination by the Company for cause, the Company will not pay repatriation expenses. If you should voluntarily terminate with the Company within 12 months after the first day of employment, you will be required to reimburse the Company in full for relocation expenses. Upon repatriation, the Company will reimburse you for a hotel room in the U.S., not to exceed 30 days.

General

You understand and agree the differential payments and adjustments described above as well as any other allowance or gratuities provided by the Company to you under this Agreement are, at the election of the Company, in substitution for the statutory benefits required under the laws of the Philippines to compensate employees who are not entitled to receive these contractual benefits.

The terms and conditions of this Agreement shall at all times be governed by the laws of the United States and the State of California. All issues relating to the Agreement’s validity, construction, performance, and termination shall be subject to such laws. Notwithstanding the terms and provisions outlined herein, this Agreement is not intended as, nor does it imply, a guarantee of employment or an employment contract. Employment at Delta Design is “at will”.

In the case of repatriation at the conclusion of the assignment or due to a termination, your rights will be determined under this Agreement and the laws of the State of California. If any payments related to termination are required under foreign law, then the Company retains the right of offset against payments due under this Agreement. Any litigation or arbitration resulting from this employment Agreement will be governed by the laws of the State of California.

Modification or assignment of this Agreement will be made only by instrument in writing, signed by you, and countersigned by a Company officer.

If during the assignment you feel that you are incurring costs related to living in the Philippines that are not being addressed, please contact me so we can resolve the issue.

James McFarlane

Please signify your understanding of and agreement with, the terms of this Agreement by initialing each page and signing the last page of this letter.

Sincerely,

/s/ Susan Hane

Susan Hane
Human Resources Manager

I agree to the terms and conditions covering my assignment to the Philippines as set forth in the above letter.

/s/ James G. McFarlane

James G. McFarlane